Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Jackson Variable Series Trust (FKA Curian Variable Series Trust):

We consent to the use of our reports dated February 26, 2015, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.
/s/ KPMG LLP

April 22, 2015
Chicago, Illinois